Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Exelixis, Inc. for the registration of 9,991,776 shares of its common stock and to the incorporation by reference therein of our reports dated February 13, 2008, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K) for the year ended December 28, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

July 1, 2008